Exhibit 21

SUBSIDIARIES OF HUDSON HOLDING CORPORATION

The following is a list of all subsidiaries of Hudson Holding Corporation and the state of incorporation:

•	Hudson Securities, Inc., a Delaware corporation

•	Hudson Technologies, Inc. a Delaware corporation